Exhibit 99.2

Contact:	Kate Dreyer
comScore, Inc.
(571) 306-6447
press@comscore.com

comScore Announces Anticipated Delisting From Nasdaq Effective February 8, 2017

Company to be traded on OTC Market as final stages of re-audit are completed

RESTON, Va., Feb 6, 2017 – comScore (NASDAQ: SCOR) today announced that, as expected, it received notice from the Nasdaq Hearings Panel (the “Panel”) that the Panel had determined to delist the shares of comScore common stock from the Nasdaq Global Select Market and suspend trading in comScore shares effective at the open of business on February 8, 2017. The Panel’s determination was made in connection with comScore’s non-compliance with Securities and Exchange Act (“SEC”) filing requirements, as set forth in Listing Rule 5250(c)(1). comScore has appealed the decision to the Nasdaq Listing and Hearing Review Council, including a request for a stay of the suspension prior to Wednesday, February 8, 2017, although no assurance can be given that such a stay will occur by that date or that the appeal will be ultimately successful thereafter.

As previously disclosed, the Panel, in a decision dated October 25, 2016, determined to provide comScore with conditional listing on Nasdaq through February 23, 2017 to provide comScore with additional time to complete its financial restatement and regain compliance with Nasdaq’s filing requirement. While comScore has made significant progress toward completing the restatement process, it has been determined that the aforementioned deadline will not be met. In the event comScore is not successful in its appeal, comScore intends to promptly seek relisting of its common stock on a major exchange once the restatement is complete and all SEC filings are current. The Company is targeting the Summer of 2017 to complete the restatement and be current with all of its SEC filings, although there can be no assurance that the process will be completed by that time.

Following the suspension of trading of the Company’s common stock on Nasdaq, comScore’s common shares will be quoted on the OTC Market until such time as comScore becomes current in its reporting obligations with the SEC and seeks to relist the common stock on a national exchange. The common shares will continue to trade under the symbol [SCOR]. For quotes or additional information on the OTC Market, please visit http://www.otcmarkets.com.

Gian Fulgoni, co-founder and CEO, commented, “While we are disappointed with the pending delisting, our growth prospects remain robust. We have an extensive portfolio of valuable services that are needed by our more than 3,000 clients and we compete in fast-growing markets. We remain focused on measuring what matters for our clients to make audiences, consumer behavior and advertising more valuable for our clients – across all platforms. We are confident that we have the right strategy and team in place to execute on our Company’s exciting vision.”

David Chemerow, Chief Financial Officer also stated, “If we are not successful with our appeal, we will seek to relist our common stock on a major exchange as soon as we have met our filing requirements, but as always we remain committed to continued communication with our shareholders. In the near future,

Gian and I plan to update the investor community on our strategic direction and product roadmap, and once we are current with our filings we look forward to providing further details on our financial performance and outlook.”

About comScore

comScore, Inc. (NASDAQ:SCOR) is a leading cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation, comScore’s current progress and timing objectives regarding completion of its accounting restatement and becoming current in its required filings with the SEC; comScore’s inability to file its delinquent required filings with the SEC within the deadline granted by the Panel; any expectation that the Panel will continue to permit comScore’s exception to the Nasdaq Listing Rules; the likelihood that comScore’s common stock will be delisted from The Nasdaq Global Select Market; and an appeal to the Council on the Panel’s decision. These statements involve risks and uncertainties that could cause comScore’s actual results to differ materially, including, but not limited to: the discovery of additional information relevant to the internal review; the conclusions of comScore’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal review; the timing of the review by, and the conclusions of, comScore’s independent registered public accounting firm regarding the internal review and comScore’s financial statements; the risk that the completion and filing of the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 and the Annual Report on Form 10-K for the year ended December 31, 2015 will take longer than expected; the risk that the Panel will reconsider the terms of the deadline granted; and pending litigation and possibility of further legal proceedings adverse to comScore resulting from the restatement or related matter; the costs associated with the restatement; recent changes in comScore’s management; a possible delisting of comScore’s common stock from The Nasdaq Global Select Market; and the Council’s determination on whether to review the Panel’s decision.

The risks included above are not exhaustive. For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site ( http://www.sec.gov ).

Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.